Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262207

PROSPECTUS SUPPLEMENT No. 4
(to prospectus dated August 16, 2022)

Vertical Aerospace Ltd.

240,154,769 ORDINARY SHARES

4,000,000 WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement amends and supplements the prospectus contained in our Post-effective Amendment No. 2 to our Registration Statement on Form F-1 (Registration Statement No. 333-262207), effective as of August 15, 2022 (as supplemented or amended from time to time, the “Prospectus”). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on January 19, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares and public warrants are listed on the New York Stock Exchange (“NYSE”) under the symbol “EVTL.” On January 18, 2023, the last reported sale price of our ordinary shares as reported on the NYSE was $2.52 per share. Our public warrants are listed on the NYSE under the symbol “EVTLW.” On January 18, 2023, the last reported sale price of our public warrants as reported on NYSE was $0.32 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 19, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO SECTION 13A-16 OR 15D-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2023

Commission File Number: 001-41169

Vertical Aerospace Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Unit 1 Camwal Court, Chapel Street

Bristol BS2 0UW

United Kingdom

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On January 19, 2023, Vertical Aerospace Ltd. issued a press release, a copy of which is furnished as Exhibit 99.1 hereto.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Vertical Aerospace Ltd. dated January 19, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Aerospace Ltd.

Date: January 19, 2023	By:	/s/ Vincent Casey
Vincent Casey
Chief Financial Officer

Exhibit 99.1

Vertical Aerospace progresses launch plans

in Japan with Asia’s first eVTOL delivery slot

reservation fee from Marubeni Corporation

•	Vertical’s customers are progressing plans for safer, greener, easier flight in Japan’s cities and regions by the mid 2020s

•	Marubeni is making a pre-delivery payment to Vertical to reserve early delivery slots for the first 25 out of 200 VX4 conditional pre-orders

•	Japan will be a major eVTOL opportunity given the market potential and focus on innovative future flight on the back of the 2025 Osaka World Expo

•	Marubeni has already conducted proof-of-concept (POC) demonstration trials for Urban Air Mobility (UAM) services in Osaka

London, UK – 19 January 2023

Vertical Aerospace (Vertical) [NYSE: EVTL], a global aerospace and technology company that is pioneering zero-emissions aviation, today announces that it has secured a pre-delivery payment for the reservation of aircraft delivery slots from its existing customer, the leading Japanese trading and investment conglomerate, Marubeni Corporation [Marubeni].

Following the joint working group partnership with Vertical, Marubeni has reserved aircraft delivery slots for 25 out of its up to 200 VX4 conditional pre-orders and becomes Vertical’s first customer in Asia to make a pre-delivery payment.

Marubeni’s commitment further reinforces Japan’s potential as a key launch market for Advanced Air Mobility [AAM] and over recent months, Marubeni has also conducted proof-of-concept (POC) demonstration trials in preparation for the Osaka World Expo 2025. Marubeni conducted flights from Osaka heliport to Wakayama using existing helicopters at future expected AAM service prices. Throughout the trials, Marubeni began addressing public awareness, acceptance, and requirements for future eVTOL services in the prefecture.

Press Release 19 January 2023	1

Vertical and Marubeni previously announced a partnership in September 2021 for conditional pre-order options of up to 200 aircraft, and joint evaluation of the requirements for eVTOL aircraft operations in Japan, as well as commercial considerations such as route and network planning and infrastructure requirements.

[intentionally omitted]

[intentionally omitted]

About Vertical Aerospace

Vertical Aerospace is pioneering electric aviation. The company was founded in 2016 by Stephen Fitzpatrick, an established entrepreneur best known as the founder of the Ovo Group, a leading energy and technology group and Europe’s largest independent energy retailer. Over the past five years, Vertical has focused on building the most experienced and senior team in the eVTOL industry, who have over 1,700 combined years of engineering experience, and have certified and supported over 30 different civil and military aircraft and propulsion systems.

Vertical’s top-tier partner ecosystem is expected to de-risk operational execution and its pathway to certification allows for a lean cost structure and enables production at scale. Vertical has a market-leading pre-order book by value for more than 1,400 aircraft from global customers creating multiple potential near term and actionable routes to market. Customers include American Airlines, Virgin Atlantic, Avolon, Bristow, Marubeni, Iberojet and FLYINGGROUP, as well as Japan Airlines (JAL), Gol, Air Greenland, Gozen Holding and AirAsia, through Avolon’s VX4 placements.

Having been issued with its Permit to Fly from the UK’s Civil Aviation Authority in September 2022, Vertical’s VX4 prototype has successfully undertaken piloted flight tests. The flight test programme will continue over the coming months, reaching higher altitudes and speeds, as well as demonstrating the transition from vertical to horizontal flight.

Vertical’s ordinary shares and warrants commenced trading on the NYSE in December 2021 under the tickers “EVTL” and “EVTLW,” respectively.

About the VX4 eVTOL Aircraft

The VX4 is projected to be capable of transporting a pilot and up to four passengers, traveling distances of 100 miles, and achieving top speeds of over 200 miles per hour, while producing minimal noise and zero operating emissions. The VX4 is expected to open up advanced air mobility to a whole new range of passengers and transform how we travel. Find out more: vertical-aerospace.com

Press Release 19 January 2023	2

For more information:

Vertical Media	Vertical Investors

Harry Roxburgh	Eduardo Royes

nepeanverticalteam@nepean.co.uk	investors@vertical-aerospace.com

+44 7814 372 664	+1 646 200 8871

Vertical Media Kit

Available here

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements regarding the conditionality of pre-orders and commitments, which may be terminated at any time by either party and that pre-delivery payments may be fully refundable upon certain circumstances, certification and the commercialization of the VX4 and related timelines, the differential strategy compared to its peer group, the features and capabilities of the VX4, the transition towards a net-zero emissions economy, expected financial performance and operational performance for the fiscal year ending December 31, 2022, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate,” “will,” “aim,” “potential,” “continue,” “are likely to” and similar statements of a future or forward-looking nature. Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation: Vertical’s limited operating history without manufactured non-prototype aircraft or completed eVTOL aircraft customer order; Vertical’s history of losses and the expectation to incur significant expenses and continuing losses for the foreseeable future; the market for eVTOL aircraft being in a relatively early stage; the potential inability of Vertical to produce or launch aircraft in the volumes and on timelines projected; the potential inability of Vertical to obtain the necessary certifications on the timelines projected; any accidents or incidents involving eVTOL aircraft could harm Vertical’s business; Vertical’s dependence on partners and suppliers for the components in its aircraft and for operational needs; the potential that certain of Vertical’s strategic partnerships may not materialize into long-term partnership arrangements; pre-orders Vertical has received for its aircraft are conditional and may be terminated at any time by either party and any pre-delivery payments may be fully refundable upon certain circumstances; any potential failure by Vertical to effectively manage its growth; the impact of COVID-19 on Vertical’s business; Vertical has identified material weaknesses in its internal controls over financial reporting and may be unable to remediate the material weaknesses; Vertical’s dependence on our senior management team and other highly skilled personnel; as a foreign private issuer Vertical follows certain home country corporate governance rules, is not subject to U.S. proxy rules and is subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company; and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (“SEC”) on April 29, 2022, as such factors may be updated from time to time in Vertical’s other filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. Vertical disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Press Release 19 January 2023	3